Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-70237 and 333-63530 of InterCept, Inc. on Form S-8 of our reports dated March 15, 2003, relating to the consolidated financial statements and financial statement schedules of InterCept, Inc. and Subsidiaries as of December 31, 2002 and 2003 and for each of the two years ended December 31, 2003, (which report expresses an unqualified opinion and includes explanatory paragraphs concerning the Company’s change in its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” and concerning the application of procedures relating to certain reclassifications, adjustments and disclosures of financial statement amounts related to the 2001 financial statements that were audited by other auditors who have ceased operations), appearing in this Annual Report on Form 10-K of InterCept, Inc. and Subsidiaries for the year ended December 31, 2003.

/s/    DELOITTE & TOUCHE LLP

Atlanta, Georgia

March 15, 2004